Exhibit (23)(D)




Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment to Registration Statement (Form S-3), Registration No. 33-68614, and related Prospectus of Sealed Air Corporation and to the incorporation by reference therein of our report dated 26 August 1994 (21 December 1994 as to certain information in Notes 16, 23 and 24), with respect to the consolidated financial statements of Trigon Industries Limited as of 30 June 1994 and for the year then ended, included in Sealed Air Corporation's Current Report (Form 8-K) dated 24 January 1994, as amended August 10, 1995, filed with the Securities and Exchange Commission.


                                   s/ERNST & YOUNG
                                   Chartered Accountants

Auckland, New Zealand
20 September 1995